CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectuses and Statement of Additional Information constituting part of Post-Effective Amendment No. 22 to the Registration Statement on Form N-1A of Variable Insurance Products Fund II, of our reports dated February 10, 1997 relating to the financial statements and financial highlights included in the December 31, 1996 Annual Reports to Shareholders of Variable Insurance Products Fund II: Investment Grade Bond Portfolio, Asset Manager Portfolio, Asset Manager: Growth Portfolio, Contrafund Portfolio and Index 500 Portfolio, which is incorporated by reference in such registration statement.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statement of Additional Information.
/s/PRICE WATERHOUSE LLP
PRICE WATERHOUSE LLP
Boston, Massachusetts
April 15, 1997